www.TractorSupply.com

TRACTOR SUPPLY COMPANY ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND AND $1.5 BILLION INCREASE IN ITS SHARE REPURCHASE PROGRAM
• Dividend increase of 12.9% marks the ninth consecutive year of increases

Brentwood, TN, May 9, 2019 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that its Board of Directors has declared a quarterly cash dividend of $0.35 per share of the Company’s common stock, a 12.9 percent increase over the previous dividend of $0.31 per share.

The Board also authorized a $1.5 billion increase to its existing share repurchase program, bringing the total amount authorized to date under the program to $4.5 billion. As of March 30, 2019, the Company had repurchased 62.8 million shares of common stock (adjusted to reflect the effect of stock splits) for approximately $2.6 billion since the inception of its share repurchase program in 2007.

“Tractor Supply has a strong track record of returning capital to our shareholders through share repurchases and dividends. The strength of the Company’s balance sheet and free cash flow gives us the flexibility to execute a balanced capital allocation strategy that includes reinvesting in our business, growing our dividend and executing on our share repurchases. Today’s expanded capital return for shareholders is based on the confidence of the Tractor Supply Board of Directors in the Company’s ONETractor strategy and long-term growth outlook,” said Cynthia Jamison, Tractor Supply’s Chairman of the Board.

The quarterly cash dividend will be paid on June 11, 2019, to shareholders of record of the Company’s common stock as of the close of business on May 28, 2019.

Share repurchases may be made from time to time in the open market or through privately negotiated transactions at management's discretion, depending on market conditions and other factors, in accordance with the Securities and Exchange Commission and other applicable legal requirements. The authorization for the share repurchase program may be terminated, increased or decreased by the Company's Board of Directors at any time.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. With more than 29,000 team members, the Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At March 30, 2019, the Company operated 1,775 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At March 30, 2019, the Company operated 176 Petsense stores in 26 states. For more information on Petsense, visit www.Petsense.com.

Forward-Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding the Company's plans relating to share repurchases and dividends, plans to return capital to shareholders, the Company's business model, growth and results of operations and anticipated investments in the business. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, carrier rates and fuel costs, purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, including competition from online retailers, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the imposition of tariffs on imported products or the disallowance of tax deductions on imported products, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.